Exhibit 10.23

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on January 30, 2004, but effective as of March 1, 2003 (the “Effective Date”), by and between John Hull (the “Executive”) and HCS I, Inc., a Louisiana corporation (the “Company”).

WHEREAS, the Company is a subsidiary of Hollywood Casino Corporation, a Delaware corporation (“HCC”), and HCC is a subsidiary of Penn National Gaming, Inc., a Pennsylvania corporation (“PNG”).

WHEREAS, the Company desires to provide for the service and employment of the Executive with the Company and the Executive wishes to perform services for the Company, all in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company hereby agree as follows:

Section 1.                    EMPLOYMENT.  The Company does hereby employ the Executive and the Executive does hereby accept employment as President of the Company.  The Executive shall have all the duties, responsibilities and authority normally performed by the President and shall render services consistent with such position on the terms set forth herein and shall report to the Board of Directors of the Company.  In addition, the Executive shall have such other executive and managerial powers and duties with respect to the Company and its subsidiaries as may reasonably be assigned to him by the Company, to the extent consistent with his position and status as set forth above.  The Executive agrees to devote all of his working time and efforts to the business and affairs of the Company and any parent, subsidiary or affiliated corporation or other legal entity of the Company (the “Company Affiliates”), subject to periods of vacation or other leave to which he is entitled, and shall not engage in activities that substantially interfere with such performance.

Section 2.                    TERM OF AGREEMENT.  Subject to Section 5, the term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue through the earlier of (i) June 30, 2004 or (ii) the consummation of an agreement with the bondholders of Hollywood Casino Shreveport (“HCS”) (whether pursuant to a petition in bankruptcy or otherwise) that extinguishes or restructures HCS’s indebtedness to the bondholders.  The Company may extend the Term of this Agreement for up to an additional six months with thirty (30) days prior written notice to the Executive of its desire to extend the Term.

Section 3.                    COMPENSATION.

(a)          BASE SALARY.  During the Term, the Company shall pay the Executive an annual base salary (the “Base Salary”) of $215,000, payable in accordance with the Company’s policies relating to salaried employees.

(1)                                  Employee will also be President and CFO of HCS II, Inc. and HWCC-Louisiana, Inc.

(b)         ANNUAL BONUS.  In addition to the Base Salary, the Company shall pay to the Executive an annual bonus of $80,000 (the “Bonus”), payable as soon as reasonably practicable after the close of the calendar year.  The Bonus shall be prorated for the actual time the Executive is employed by the Company under this Agreement.

(c)          EMPLOYEE BENEFITS.  During the Term, the Executive shall be entitled to participate in and receive the benefit of any pension plans, retirement plans, life insurance plans, medical and/or hospitalization plans and/or any and all other benefit plans of PNG that are available from time to time for PNG’s employees.  To the extent that such benefits are not available for employees of the Company, the Company shall provide reasonably equivalent benefits to the Executive.

(d)         EXPENSE REIMBURSEMENT.  During the Term of this Agreement, the Company shall either pay directly or reimburse the Executive for the Executive’s reasonable expenses incurred for the benefit of the Company in accordance with the Company’s general policy regarding reimbursement, as the same may be amended, modified or changed from time to time.  Prior to reimbursement, the Executive shall provide the Company with sufficient detailed invoices of such expenses in accordance with the then applicable guidelines of the Internal Revenue Service so as to permit the Company to claim a deduction of such expense.

(e)          LICENSING EXPENSES.  The Company shall pay all licensing fees and expenses incurred by the Executive in securing and maintaining such licenses and permits required of the Executive in order to perform his duties under this Agreement.

(f)            VACATION.  Commencing as of the Effective Date, the Executive shall be entitled to annual paid vacation leave in accordance with the Company’s standard policy therefore, to be taken at such times as selected by the Executive and approved by the Company.

Section 4.                    LICENSING REQUIREMENTS.

(i)                                     The Company and Executive hereby covenant and agree that this Agreement may be subject to the approval of the Louisiana Gaming Control Board and any other jurisdiction in which the Company or the Company Affiliates conducts business (the “Gaming Authorities”) pursuant to the provisions of the Louisiana Gaming Control Law and any other applicable law and the regulations promulgated thereunder (the “Gaming Acts”).  In the event this Agreement is required to be approved by the Gaming Authorities and is not so approved by the Gaming Authorities, this Agreement shall immediately terminate and shall be null and void and of no further force or effect; provided, however, should this Agreement not be approved by the Gaming Authorities, the Company and Executive shall hereby covenant and agree that, with the exception of the provisions of Section 3, this Agreement shall be deemed modified and amended so as to receive the appropriate approval from the Gaming Authorities.

(ii)                                  The Company and Executive hereby covenant and agree that, in order for Executive to discharge the duties required under this Agreement,

Executive must continue to hold key gaming employee licenses (the “Licenses”) as issued by the Gaming Authorities pursuant to the terms of the Gaming Acts and as otherwise required by this Agreement.  In the event that any of the Gaming Authorities objects to the renewal of Executive’s License, or either of the Gaming Authorities refuses to renew Executive’s applicable License, the Company, at the Company’s sole cost and expense, shall promptly defend such action and shall take such reasonable steps as may be required to secure such Gaming Authority’s approval.  The foregoing notwithstanding, if such Gaming Authority’s refusal to renew Executive’s License arises as a result of any of the events described in Section 5(e), the Company’s obligations under this Section 4 shall not be operative and Executive shall promptly reimburse the Company upon demand for any expenses incurred by the Company pursuant to this Section 4.

Section 5.                    TERMINATION.

(a)          NOTICE OF TERMINATION.

(i)                                     “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

(ii)                                  Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.

(b)         DATE OF TERMINATION.  “Date of Termination” shall mean:

(i)                                     if the Executive’s employment is terminated because of death, the date of the Executive’s death,

(ii)                                  if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be a date prior to the date such Notice of Termination is given or the expiration of any required notice period, or

(iii)                               if the Executive’s employment is terminated by expiration of the Term.

(c)          ACCRUED AND UNPAID BENEFITS.  Following the termination of the Executive’s employment with the Company for any reason, the Executive shall receive:

(i)                                     any earned, but unpaid, Base Salary;

(ii)                                  the Bonus, prorated through the Date of Termination;

(iii)                               the cash equivalent of any accrued, but unused, vacation;

(iv)                              any accrued employee benefits, subject to the terms of the applicable employee benefit plans; and

(v)                                 an amount equal to six (6) months of Base Salary.

The amounts payable under subparagraphs 5(c)(i), (ii), (iii) and (iv) shall be paid within thirty (30) days following the Date of Termination.

(d)         DEATH.  In the event that the Executive’s employment hereunder is terminated by reason of the Executive’s death, the Company shall pay the amounts described in Section 5(c) and all benefits payable to the Executive, if any, under the terms of the Company’s compensation and benefit plans, programs or arrangements.

(e)          TERMINATION FOR CAUSE.  The Company may terminate the Executive’s employment under this Agreement for Cause (as defined below) at any time, in which event, any rights of the Executive to continued employment under the Agreement shall thereupon cease.

(i)                                     As used herein, “Cause” shall mean the occurrence of any of the following:

(A)                              that Executive shall have been convicted of, or pleads guilty or nolo contendere to, a felony;

(B)                                that the Executive shall have failed to perform his duties under this Agreement with a reasonable degree of diligence, competence and effectiveness;

(C)                                that Executive breaches or fails to perform under any of the material terms and covenants of this Agreement;

(D)                               that Executive fails to maintain in force and in good standing any and all licenses, permits and/or approvals required of Executive by the relevant governmental authorities for the discharge of the obligations of Executive under this Agreement;

(E)                                 that Executive shall have engaged in conduct that constitutes gross neglect or willful misconduct (including misappropriation or embezzlement of property of, or fraud with respect to, the Company or the Company Affiliates) with respect to Executive’s employment duties that results in material and demonstrable harm to the Company.

(ii)                                  For purposes of this Agreement, “Cause” shall also include circumstances beyond the control of the Company and without its fault or negligence that materially and adversely affect the ability of the Company to continue the Company’s business operations.  Such circumstances may include, but are not limited to, acts of god or a public enemy, acts of terrorism, acts of government in either its sovereign or contractual capacity, fires, floods, natural disasters, epidemics, quarantine restrictions, strikes, riots, embargoes, extended power outages or unusually severe weather conditions.

(iii)                               Termination of Executive upon Disability shall not constitute Cause.  For this purpose, Executive’s “Disability” shall mean, after giving to Executive ninety (90) days prior written notice of its intention to terminate Executive therefor, Executive’s illness or injury which substantially and materially limits the Executive from performing each of the essential functions of the Executive’s job, even with reasonable accommodation, and he becomes entitled to receive disability benefits under the Company’s long-term disability plan for exempt employees.

(f)            TERMINATION OTHER THAN FOR CAUSE.  The Company may terminate the Executive’s employment under this Agreement without Cause at any time, in which event, any rights of the Executive to continued employment under the Agreement shall thereupon cease.  In the event of such a termination, the Executive shall be entitled to the severance benefits as provided in Section 5(c).

(g)         TERMINATION BY THE EXECUTIVE.

(i)                                     For Good Reason.  The Executive may terminate his employment hereunder for Good Reason (as defined below) upon at least thirty (30) days prior written notice to the Company.

(ii)                                  Without Good Reason.  The Executive may terminate his employment hereunder voluntarily without Good Reason upon at least thirty (30) days prior notice to the Company.

(iii)                               “Good Reason”.  The Executive shall have “Good Reason” to terminate his employment hereunder upon any of the following:

(A)                              the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated hereunder, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding any inadvertent action not taken in bad faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by Executive; or/and

(B)                                any failure by the Company to comply with any of the material provisions of this Agreement other than an inadvertent failure not committed in bad faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by Executive.

Section 6.                    SEVERANCE.

(a)          MITIGATION.  The Executive shall not be required to mitigate damages with respect to any payments made pursuant to this Agreement, and no compensation received by Executive from other employment with respect to services rendered after the Date of Termination shall reduce the obligations of the Company under this Agreement.

(b)         RELEASE OF EMPLOYMENT CLAIMS.  The Executive agrees, as a condition to receipt of the payments and benefits provided for in Section 5(c), that he will execute a release agreement, in a form attached hereto as Exhibit A, releasing any and all claims arising out of the Executive’s employment (other than enforcement of this Agreement and claims for benefits under any incentive compensation and employee benefit plans in which the Executive participates).

Section 7.                    CONFIDENTIALITY; NON-COMPETITION.

(a)          CONFIDENTIALITY.  “Confidential Information” shall mean non-public information about the Company and Company Affiliates, and their respective clients and customers that is not disclosed by the Company or its subsidiaries for financial reporting purposes and that was learned by the Executive in the course of his employment with the Company, including, without limitation, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes and records (including computer records) of the documents containing such Confidential Information.  Confidential Information does not include information regarding the Executive’s own compensation and benefits.

(i)                                     The Executive acknowledges that in his employment with the Company, he will occupy a position of trust and confidence.  The Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by the Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information.

(ii)                                  The Executive acknowledges that all Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries, and that such Confidential Information gives the Company and its subsidiaries a competitive advantage.  The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company and Company Affiliates or prepared by the Executive during the term of his employment by the Company, but excluding documents relating to the Executive’s own compensation and benefits.

(b)         NON-COMPETITION.  During the Executive’s employment with the Company, the Executive shall not, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, compete with the Company or Company Affiliates in any business in which any of them is engaged while the Executive is employed with Company (such businesses are hereinafter referred to as the “Business”), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business.

(c)          NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS.  During the Executive’s employment with the Company and during the one (1) year period commencing on the Date of Termination, the Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or Company Affiliates to divert their business to any business, individual, partner, firm, corporation or other entity that is then a direct competitor of the Company or Company Affiliates (each such competitor, a “Competitor”); provided, however, that if the Executive is employed by customers or suppliers of the Company following his termination of employment and such employment does not violate Section 7(b), the normal execution of his duties in connection with such employment shall not constitute a violation of this Section 7(c).

(d)         NON-SOLICITATION OF EMPLOYEES.

(i)                                     The Executive recognizes that he will possess confidential information about other employees of the Company and Company Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company and Company Affiliates.

(ii)                                  The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing their business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries.

(iii)                               The Executive agrees that, during the Executive’s employment with the Company and during the one (1) year period commencing on the Date of Termination he will not, directly or indirectly, solicit or recruit any employee of the Company or Company Affiliates for the purpose of being employed by him or by any Competitor on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company and Company Affiliates to any other person.

(e)          REMEDIES.  In the event of a breach or threatened breach of this Section 7, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

(f)            SURVIVAL OF PROVISIONS.  The obligations contained in this Section 7 shall, to the extent provided in this Section 7, survive the termination or expiration of the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

Section 8.                    INDEMNIFICATION.  The Executive shall be indemnified by the Company against liability as an officer of the Company and Company’s Affiliates to the maximum extent permitted by applicable law.  The Executive’s rights under this Section 8 shall continue so long as he may be subject to such liability, whether or not his employment may have terminated prior thereto.

Section 9.                    WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

Section 10.              NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by hand, facsimile or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon delivery or three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

(a)	If to the Company:

HCS I, Inc.
c/o Penn National Gaming, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
Attn: Jordan Savitch
Facsimile: 610-373-4710

With a copy to:

Rodrigo A. Guerra, Jr.
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Facsimile: 213-687-5600

(b)	If to the Executive:

John Hull
6753 East Park Drive
Fort Worth, Texas 76132
Facsimile:

Either party may change such party’s address for notices by notice duly given pursuant hereto.

Section 11.              DISPUTE RESOLUTION.  The Company and the Executive agree that any dispute arising as to the parties’ rights and obligations hereunder, other than with respect to Section 7, shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association for resolution of employment disputes then in effect.

Section 12.              GOVERNING LAW.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Texas, without regard to its conflicts of law principles.

Section 13.              TERMINATION OF PRIOR AGREEMENTS.  This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to the Executive’s employment and compensation by the Company or Company’s Affiliates.  As of the Effective Date, the Executive shall be employed by the Company under the terms and pursuant to the conditions set forth in this Agreement.

Section 14.              WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

Section 15.              ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity or any similar event, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

Section 16.              SEVERABILITY.  Except as provided in Section 7(f), in the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

Section 17.              HEADINGS; INCONSISTENCY.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

Section 18.              COUNTERPARTS.  This Agreement may be executed in counterparts (including counterparts delivered by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto signed this Agreement on the date first above written.

HCS I, INC.

/s/ Kevin DeSanctis
By:	Kevin DeSanctis
Title:	Chief Executive Officer

EXECUTIVE

/s/ John Hull
John Hull